EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO California Municipal Income Fund III

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	85,039,500	(a)	147.60	12,551.83(b)
Fees Previously Paid	N/A			N/A
Total Transaction Valuation	85,039,500	(a)
Total Fees Due for Filing				12,551.83

Total Fees Previously Paid				12,551.83
Total Fee Offsets				0.00

Net Fee Due				0.00

(a) Calculated as the aggregate maximum purchase price to be paid for 3,471 shares in the offer, based upon a price of 98% of the liquidation preference of $25,000 per share (or $24,500 per share). The fee of $12,551.83 was paid in connection with the filing of the Schedule TO-I by PIMCO California Municipal Income Fund III (File No. 005-84627) on March 12, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b) Calculated at $147.60 per $1,000,000 of the Transaction Valuation.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A